UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 1, 2005
(Date of earliest event reported)

Inland American Real Estate Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-122743	34-2019608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing in intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events

Our joint venture partner, Minto Builders (Florida), Inc., referred to herein as MB REIT, acquired the following properties on the dates indicated below:

Windemere Village; Houston, Texas

On November 1, 2005, MB REIT purchased from an unaffiliated third party an existing retail center known as Windemere Village in Houston, Texas for a cash purchase price of approximately $8.8 million. The center contains approximately 25,200 of gross leasable square feet.

Eldridge Town Center; Houston, Texas

On November 2, 2005, MB REIT purchased from an unaffiliated third party an existing retail center known as Eldridge Town Center in Houston, Texas for a cash purchase price of approximately $21.5 million. The center contains approximately 71,778 of gross leasable square feet (excluding ground lease space).

NTB Eldridge; Houston; Texas

On November 2, 2005, MB REIT purchased from an unaffiliated third party a ground lease property known as NTB Eldridge in Houston, Texas for a cash purchase price of approximately $1.0 million.

McKesson Distribution Center; Conroe, Texas

On November 2, 2005, MB REIT purchased from an unaffiliated third party a freestanding distribution facility known as McKesson Distribution Center in Conroe, Texas for a cash purchase price of approximately $9.8 million. The building contains approximately 161,600 of gross leasable square feet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Lori J. Foust
Name:	Lori J. Foust
Title:	Treasurer and Principal Accounting Officer
Date:	November 4, 2005